Exhibit 99.1
Eventbrite Reports Third Quarter 2023 Financial Results
11/01/2023
Revenue of $81.5 million grew 21% year-over-year based on paid ticket growth and a record revenue take rate
Adjusted EBITDA up more than 50% year-over-year to an 8% margin in the third quarter
Successful launch of Flex and Pro event pricing plans provides social media and email marketing tools to all creators
Marketplace-related revenue from Eventbrite Ads, organizer fees, and subscriptions grew 78% quarter-over-quarter to exceed 5% of net revenue
SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE:EB), a global events marketplace, today posted its financial results for the third quarter ended September 30, 2023. The Third Quarter Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.
“We’re proud of our strong execution in the third quarter as we achieved record take rate and revenue per ticket. The successful launch of our new pricing packages has unlocked our highly effective suite of powerful marketing tools for all creators, helping grow their audiences like never before, and accelerating our marketplace momentum,” said Julia Hartz, Co-Founder and Chief Executive Officer. “Looking ahead, we are excited to drive further growth through investments in areas like personalization and event discovery, which harness the power of our scale and trusted consumer brand and further solidify our position as the world’s leading live experiences destination.”
Earnings Webcast Information

Exhibit 99.1
Eventbrite will host a conference call and live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s third quarter financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite Third Quarter 2023 Earnings Conference Call
Date: Wednesday, November 1, 2023
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.
About Eventbrite
Eventbrite is a global events marketplace that serves event creators and event goers in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc. 's Best-Led Companies honor. Learn more at www.eventbrite.com.

Eventbrite Investor Relations
investors@eventbrite.com
Source: Eventbrite, Inc.